Contact:	John R. Lund, CFO Cysive, Inc. 703.259.2300 Melissa Jaffin Morgen Walke Associates 212.850.5600

FOR IMMEDIATE RELEASE

Cysive Reports Second Quarter Results

Reston, Va. – July 26, 2001 – Cysive, Inc. (Nasdaq: CYSV), a Web, wireless and voice-activated software solutions builder, today announced results for the second quarter ended June 30, 2001.

For the three months ended June 30, 2001, revenue totaled $5.1 million, compared to revenue of $15.2 million in the same period a year ago and $5.5 million for the three months ended March 31, 2001. Pro forma net loss for the three months ended June 30, 2001 was ($2.3) million, or ($.08) per share. This is compared to pro forma net income of $2.8 million or $0.07 per diluted share for the same period a year ago, and pro forma net loss of ($6.4) million, or ($0.22) per share, for the three months ended March 31, 2001. 1,2

“While demand for technology and services remains weak, Cysive continues to make solid progress in transitioning the business to a product solutions model,” said Nelson A. Carbonell, Jr., president and chief executive officer of Cysive. “This progress is assisted by Cysive’s core assets, including the expertise we’ve gained building large scale, complex software systems for Global 2000 customers. Cysive is financially strong —with approximately $160 million in cash, cash equivalents and long-term liquid investments —we have a highly experienced engineering team, and we are leveraging our assets to position Cysive ahead of the next technology wave.”

For the six months ended June 30, 2001, Cysive’s revenue of $10.7 million decreased from $27.5 million for the six months ended June 30, 2000. Pro forma net loss for the six months ended June 30, 2001 was ($8.7) million, or ($0.30) per diluted share. This is

[1] Pro forma net loss for the three and six months ended June 30, 2001 and for the three months ended March 31, 2001 excludes the non-cash stock compensation charge.

[2] Pro forma net income for the three and six months ended June 30, 2000 excludes the non-cash stock compensation charge and the income tax expense related to the stock charge.

compared to pro forma net income for the six months ended June 30, 2000 of $4.1 million, or $0.10 per diluted share. 1,2

Cysive will hold a conference call to discuss this announcement at 9 a.m. EDT today. To participate in the conference call, please dial 781-482-0081, password “Cysive”, approximately five minutes prior to the call. A replay of the call will be available through August 2, at 11:59 p.m. EDT. To access the replay, please dial 703-326-3020, access code 5398672. The call will also be available via webcast at www.cysive.com.

About Cysive™

Cysive, Inc. builds custom Web, wireless and voice-activated software solutions for Global 2000 and high-growth companies. Cysive is a leading provider of highly scalable, flexible software systems that transform businesses from market performers to market leaders. Cysive’s software engineers have developed a range of software solutions for customers including Cisco Systems, AT&T, Chase, Equifax, First Union, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Chicago, Dallas, Denver, Irvine and Mountain View, Calif., and New York. Cysive can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2001, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

- Tables to Follow -

Cysive, Inc.
Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

	2000	2001	2000	2001

Revenues	$15,209	$5,145	$27,504	$10,675

Gross profit	9,688	1,792	17,905	1,458

Operating expenses:

General and administrative	4,963	4,224	9,107	9,076

Sales and marketing	3,116	2,016	5,859	3,947

Restructuring expense	—	—	—	1,689

Stock compensation	935	747	1,901	1,111

Total operating expenses	9,014	6,987	16,867	15,823

Pro forma operating income (loss) (1) (2) (3) (4)	1,609	(4,448)	2,939	(13,254)

Operating income (loss)	674	(5,195)	1,038	(14,365)

Investment income, net	2,117	2,130	2,698	4,527

Income (loss) before taxes	2,791	(3,065)	3,736	(9,838)

Income tax expense	934	—	1,528	—

Pro forma net income (loss) (5) (6) (7) (8)	$2,784	($2,318)	$4,079	($8,727)

Net income (loss)	$1,857	($3,065)	$2,208	($9,838)

Pro forma basic earnings (loss) per share (5) (6) (7) (8)	$0.10	($0.08)	$0.16	($0.30)

Basic earnings (loss) per share	$0.07	($0.10)	$0.09	($0.33)

Weighted average shares outstanding	27,738,327	29,624,116	25,810,547	29,498,359

Pro forma diluted earnings (loss) per share (5) (6) (7) (8)	$0.07	($0.08)	$0.10	($0.30)

Diluted earnings (loss) per share	$0.05	($0.10)	$0.06	($0.33)

Weighted average shares outstanding and common stock equivalents	40,452,461	29,624,116	39,441,353	29,498,359

(1)	For the three months ended June 30, 2000, pro forma operating income excludes the non-cash stock compensation charge of $935,000.

(2)	For the three months ended June 30, 2001, pro forma operating loss excludes the non-cash stock compensation charge of $747,000.

(3)	For the six months ended June 30, 2000, pro forma operating income excludes a non-cash stock compensation charge of $1.9 million.

(4)	For the six months ended June 30, 2001, pro forma operating loss excludes a non-cash stock compensation charge of $1.1 million.

(5)	For the three months ended June 30, 2000, pro forma net income excludes the non-cash stock compensation charge of $927,000 (net of tax expense related to stock charge).

(6)	For the three months ended June 30, 2001, pro forma net loss excludes the non-cash stock compensation charge of $747,000.

(7)	For the six months ended June 30, 2000, pro forma net income excludes a non-cash stock compensation charge of $1.9 million (net of tax expense related to stock charge).

(8)	For the six months ended June 30, 2001, pro forma net loss excludes a non-cash stock compensation charge of $1.1 million.

Cysive, Inc.
Balance Sheets
(In thousands)

	December 31,	June 30,
	2000	2001

		(Unaudited)
Assets:

Current assets:

Cash and cash equivalents	$20,674	$7,354

Investments	94,568	118,072

Accounts receivable, net	6,623	3,464

Prepaid expenses and other assets	3,162	3,440

Deferred income taxes	811	811

Total current assets	125,838	133,141

Furniture, fixtures and equipment, net	6,154	6,141

Investments	53,970	34,563

Other assets	118	148

Total assets	$186,080	$173,993

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$1,114	$337

Accrued liabilities	7,050	3,494

Accrued restructuring	4,071	2,828

Total current liabilities	12,235	6,659

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock	—	—

Common stock	288	297

Additional paid-in capital	208,871	207,368

Deferred stock compensation	(12,743)	(8,294)

Unrealized gain on investments	501	909

Accumulated deficit	(23,072)	(32,946)

Total stockholders’ equity	173,845	167,334

Total liabilities and stockholders’ equity	$186,080	$173,993